Exhibit 10.42
FREEPORT-McMoRan INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I
PURPOSE
    The Board of Directors of Freeport-McMoRan Inc. (“FCX”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of FCX and its stockholders. In this connection, the Board recognizes that the possibility of a change in control may arise from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of FCX and its stockholders. In addition, the Board believes that it is consistent with the employment practices and policies of FCX and its subsidiaries and in the best interests of FCX and its stockholders to treat fairly its executives whose employment terminates in connection with or following a change in control. Therefore, the Board of Directors of FCX has adopted this Executive Change in Control Severance Plan (as it may be amended and/or restated from time to time, the “Plan”). This Plan is intended to be a “top hat” welfare benefit plan under ERISA.

ARTICLE II
DEFINITIONS
    As used in this Plan, capitalized terms used but not otherwise defined shall have the meanings set forth in Appendix A.

ARTICLE III
ELIGIBILITY
3.1.Participation. Participants in the Plan shall be those Executive Officers of the Company and other key employees whose names are listed on Appendix B hereto, as it may be amended from time to time. Notwithstanding the foregoing and for the avoidance of doubt, any Participant who is party to an individual change in control agreement or an effective employment agreement providing change in control protections and benefits with the Company shall not be a Participant in the Plan and such individual agreement will govern. Participants may be added or removed from the Plan in accordance with Article V hereof.

3.2.Duration of Participation. A Participant shall cease to be a Participant in the Plan under the following circumstances: (a) if so provided in an amendment or termination of the Plan complying with Article V hereof, (b) if he or she ceases to be an employee of the Company or an Affiliate outside of the Protected Period, or (c) if he or she ceases to be an employee of the Company or an Affiliate during the Protected Period other than pursuant to a Qualifying Termination. A Participant entitled to payment of Separation Benefits under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefits payable hereunder have been paid to the Participant.
ARTICLE IV
SEPARATION BENEFITS
4.1.Qualifying Termination. Subject to the conditions of this Article IV, a Participant shall be entitled to the benefits as set forth in Section 4.2 below if, at any time during the Protected Period, the Participant’s employment is terminated (a) by the Company for any reason other than Cause, death, or Disability or (b) by the Participant for Good Reason. A Qualifying Termination that occurs during the Pre-CIC Period will be deemed to occur upon the occurrence of the Change in Control for purposes of the Plan.

4.2.Separation Benefits. If a Participant experiences a Qualifying Termination during the Protected Period, then subject to the Participant’s compliance with Section 4.3, the Participant will receive:
(a)All accrued but unpaid Base Salary, any accrued but unused vacation pay and any reimbursable-but-unreimbursed business expenses through and including the Termination Date, which shall be paid as soon as practicable following the Termination Date. In addition, the Participant will receive all other benefits due the Participant pursuant to any employee benefit plans or incentive plans maintained by the Company or its Affiliates with respect to services rendered by the Participant prior to the Termination Date in accordance with the terms of such plans.
(b)A lump sum cash severance payment (the “Severance Payment”) calculated as follows:
(i)in the case of a Level One Executive, three (3) times the sum of (1) the Participant’s Base Salary plus (2) the Participant’s Average Bonus;
(ii)in the case of a Level Two Executive, two (2) times the sum of (1) the Participant’s Base Salary plus (2) the Participant’s Average Bonus; and
(iii)in the case of a Level Three Executive, one and one-half (1.5) times the sum of (1) the Participant’s Base Salary plus (2) the Participant’s Average Bonus.
(c)A pro rata bonus (the “Pro-Rata Bonus”) equal to the product of (i) the Participant’s Average Bonus for the fiscal year in which the Termination Date occurs and (ii) the fraction obtained by dividing the number of days in such year through the Termination Date by the number of days in such year.
(d)During the Benefit Continuation Period, the Participant will receive (i) reimbursement for the monthly premium for medical, including dental and vision, coverage paid by the Participant for himself or herself and his or her eligible dependents, provided the Participant has timely elected COBRA continuation coverage or retiree medical coverage, or (ii) alternatively, the Participant will receive reimbursement for the monthly premium paid by the Participant for himself or herself and his or her eligible dependents under a Medicare supplemental plan (as applicable, the “Benefit Continuation”). Notwithstanding the foregoing, if the Company’s provision of Benefit Continuation under this Section 4.2(d) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 4.2(d) in a manner as is necessary to comply with the ACA. Subject to Section 4.7, Benefit Continuation reimbursement shall be paid to the Participant on the 15th of the month immediately following the month in which the Participant timely remits the premium payment, and shall be taxable to the Participant.
4.3.Condition to Payments. A Participant’s entitlement to the payments and benefits under Section 4.2(b)-(d) (collectively, the “Separation Benefits”) is subject to:
(a)The consummation of a Change in Control; and
(b)The Participant executing a Separation and General Release Agreement (the “Release”), in substantially the form attached hereto as Appendix C, and such Release becoming effective and irrevocable within sixty (60) days following the Participant’s Termination Date. The

Company shall deliver the Release to any Participant experiencing a Qualifying Termination no later than ten (10) days after the Participant’s Termination Date.
4.4.Payment Timing. Subject to satisfaction of the condition in Section 4.3 and any additional delay that may be required pursuant to Section 4.7, the Separation Benefits shall be payable or commence, as applicable, on the Company’s first regularly scheduled pay date that is on or after the later of (a) the date that is sixty (60) days after the Termination Date if the Participant’s Qualifying Termination occurs on or after the Change in Control, or (b) if the Participant’s Qualifying Termination occurs during the Pre-CIC Period, on the date of the Change in Control.
4.5.Excise Tax Provision.
(a)Notwithstanding any other provisions of this Plan, if a Change in Control occurs, in the event that any payment or benefit received or to be received by a Participant in connection with the Change in Control of the Company or the termination of the Participant’s employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Affiliate of the Company or such Person) (all such payments and benefits, including the payments and benefits under Section 4.2 hereof, being hereinafter called “Total Payments”) would be subject (in whole or in part), to an excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the cash payments under Section 4.2 hereof shall first be reduced, and the non-cash payments and benefits under the other sections hereof shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments). The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) benefits that are not in the form of cash or equity-based payments; (ii) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (iii) equity-based payments that may not be valued under 24(c), (iv) cash payments that may be valued under 24(c) and (v) equity-based payments that may be valued under 24(c). With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are scheduled to be paid latest in time.
(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “Base Amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code. To the extent requested by the Participant, the Company shall cooperate with the Participant, in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(c)At the time that payments are made under this Plan, the Company shall provide the Participant with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).
(d)All fees and expenses of the Accounting Firm shall be borne solely by the Company.
4.6.Equity-Based Awards; Long-Term Performance Awards. The Plan does not affect the terms of any outstanding equity-based awards or long-term performance awards. The treatment of any outstanding equity-based awards and long-term performance awards shall be determined in accordance with the terms of the Company’s equity plans and any applicable award agreements under which the equity-based awards or performance awards were granted.
4.7.Section 409A.
(a)The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a "separation from service" under Section 409A.
(b)Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then, to the extent necessary to avoid the imposition of taxes under Section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant's execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.

(c)To the extent required by Section 409A, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) any reimbursement is for expenses incurred during the Participant’s lifetime or during a shorter period of time specified in this Plan.

ARTICLE V
DURATION, AMENDMENT AND TERMINATION
5.1.Changes to Eligible Participants.
(a)Except as provided in Section 5.2, (a) the Committee may amend Appendix B to add or remove Participants, and (b) the Chief Executive Officer and the President of the Company, acting together, may amend Appendix B to add or remove Participants classified as Level Three Executives, provided such amendments comply with the following:
(i)Any amendment to Appendix B made by the Chief Executive Officer and the President must be reported to the Committee at its next meeting.
(ii)A Participant shall be given written notice from the Company no later than thirty (30) days after adoption of an amendment that removes the Participant from the Plan or reduces his or her benefits; provided, however, that no such notice is required if the Participant’s name is removed from Appendix B due to the Participant’s termination of employment prior to the Protected Period.
(iii)Any amendment to Appendix B that has the effect of removing a Participant from the Plan or reducing a Participant’s benefits will not be effective until twelve (12) months after the amendment’s adoption and will not become effective if the Protected Period commences during such 12-month period; provided, however, that such 12-month delay shall not apply if the Participant’s name is removed from Appendix B due to the Participant’s termination of employment prior to the Protected Period.
5.2.Termination or Amendment of the Plan.
(a)The Plan may be terminated or amended from time to time at the discretion of the Board; provided, however, that, subject to the provisions of Section 5.2(b), the Plan may not be terminated or amended in anticipation of a potential Change in Control or at any time during the Protected Period (or, if later, prior to the payment of all amounts due to a Participant as a result of a Qualifying Termination during the Protected Period) in a manner that adversely affects the rights, benefits or potential rights to benefits (contingent or otherwise) of any Participant then covered under the Plan. Except as provided in Section 5.2(b), any changes to the eligible Participants pursuant to Section 5.1 shall be deemed to be an adverse amendment to the Plan that is not permitted during the Protected Period or during the 12-month period referenced in Section 5.1 above. The Company’s obligation to make all payments and provide benefits that have become payable as a result of a Qualifying Termination occurring during the existence of the Plan shall survive any amendment or termination of the Plan.
(b)The provisions set forth in Section 5.2(a) that otherwise restrict amendments to the Plan shall not apply to an amendment (i) to the administrative provisions of the Plan that is required pursuant to applicable law and does not affect a Participant’s benefits or potential rights to benefits under the Plan, (ii) that adds Participants to the Plan, (iii) that increases the benefits payable under the Plan or otherwise constitutes improvement of a Participant’s rights under the Plan or (iv) that decreases the benefits of a Participant and is consented to in writing by such Participant.
5.3.Annual Review of Participants. The Committee shall, at least annually, review Appendix B and the Participants included in each level and make such changes as it deems appropriate in accordance with this Article V.
ARTICLE VI
CLAIMS PROCEDURES
6.1.Plan Administrator and Agent for Service of Process. The Compensation Committee of Freeport-McMoRan Inc., 333 North Central Ave., Phoenix, Arizona 85004, (602) 366-8100, is the “named fiduciary” and Plan Administrator of this Plan, except that following a Change in Control, “Plan Administrator” shall mean an independent plan administrator, selected by the Company prior to the Change in Control. The named fiduciary shall have the authority to control and manage the operation and administration of this Plan and is designated as the administrator of this Plan with the authority to interpret the Plan. The Plan Administrator shall make all reports and disclosures required by law. The Plan Year for reporting to government agencies and employees shall begin on January 1 and end on December 31 of each year.
6.2.Claims Procedures.
(a)Review by the Plan Administrator. If a claimant has an inquiry or claim for benefits, or any other right or interest under this Plan, the claimant may file a written request for review with the Plan Administrator. The Plan Administrator will review the claim and will notify the claimant as to whether such claim has been granted or denied within 90 days (unless the claimant is advised that special circumstances require an extension of time, with such extension of time not to exceed 90 days from the end of the initial 90-day period). If the notice of the denial of claim is not furnished in accordance with the procedure set out herein, the claim will be deemed denied and the claimant will be permitted to proceed to the review stage.
(b)If the claim is denied, the claimant will receive written or electronic notice of the adverse benefit determination explaining the denial in detail. The notice will include: (i) specific reason(s) for the denial; (ii) specific references to the Plan provision(s) on which the denial is based; (iii) whether any additional material or information is required and an explanation of why such material or information is needed; and (iv) an explanation of the Plan’s review and appeal procedures, including the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
(c)Review Procedure. The claimant has the right to appeal a denied claim. The claimant, his or her authorized representative, or his or her beneficiary may file a written request for review of the claim with the Plan Administrator within 60 days after receipt of notification of the claim denial. As part of the claimant's request for review, the claimant will have the opportunity to submit issues and comments in writing for consideration, including position on each issue, additional facts that he or she believes support his or her position on each issue, and any legal or other arguments he believes support his position on each issue. The claimant will also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The review will take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted in the initial benefit determination.
(d)The Plan Administrator will hear and make a determination on the claimant's appeal as promptly as possible, but no later than 60 days after the receipt of a request of a request for review (unless the claimant is advised within such 60-day period that special circumstances require an extension of time, with such extension of time not to exceed 120 days after the receipt for review).
(e)The claimant will receive written or electronic notice. In the event of claim denial, the notice will include: (i) specific reason(s) for the denial; (ii) specific references to the Plan provision(s) on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (iv) a statement describing any voluntary appeal and arbitration procedures (if any) offered by the Plan and the claimant’s right to bring a civil action under Section 502(a) of ERISA.
(f)No legal action for recovery of benefits may be commenced before a claimant has exhausted the claims and claims review procedure described above.
(g)Right to Examine Plan Documents and to Submit Materials. In connection with the determination of a claim, or in connection with review of a denied claim or appeal pursuant to this Section 6.2, the claimant may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and may submit written comments, documents, records and other information relating to the claim for benefits. The claimant also will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits with such relevance to be determined in accordance with Section 6.2(h) (Claims Procedures – Relevance).
(h)Relevance. For purpose of this Section 6.2, documents, records, or other information shall be considered "relevant" to a claimant's claim for benefits if such documents, records or other information: (i) were relied upon in making the benefit determination; (ii) were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or (iii) demonstrate compliance with the administrative processes and safeguards required pursuant to this Section 6.2 regarding the making of the benefit determination.
(i)Decisions Final; Procedures Mandatory. To the extent permitted by law, completion of the claims procedures described in this Section 6.2 shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Plan Administrator may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.
ARTICLE VII
MISCELLANEOUS
7.1.Interpretation of the Plan. The Committee, or its authorized designee(s), shall have the sole discretionary authority to construe and interpret the Plan and determine all questions of eligibility for participation and for benefits. All decisions of the Committee prior to a Change in Control shall be final and binding on all parties. Following a Change in Control, all determinations of the Plan Administrator and/or the Committee shall be subject to de novo review by a court of competent jurisdiction or any other applicable fact finder.
7.2.Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
7.3.Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except for any health care continuation or reimbursement therefor that is not reimbursed in a single lump sum payment, such severance amounts shall not be reduced whether or not the Participant obtains other employment. The Company’s obligation to make payments and provide the benefits required under the Plan will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights that the Company may have against the Participant.
7.4.Employment Status. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or an Affiliate or to interfere with the rights of the Company or any of its Affiliates to terminate the employment of any Participant at any time, with or without Cause.
7.5.Legal Fees. In addition to all other amounts payable under the Plan, the Company will reimburse the Participant for all legal fees and expenses incurred by a Participant in connection with any dispute arising out of or relating to the Plan or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by the Plan), provided the Participant prevails on at least one material claim. Such fees and expenses shall be reimbursed to the Participant within ten (10) business days following the final termination, settlement or judgment of such dispute. The Company also agrees to pay, as incurred, all legal fees and expenses that a Participant may reasonably incur in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided under this Plan.
7.6.Effect of Death on Benefits. If a Participant eligible to receive Separation Benefits under Section 4.2 hereof dies after experiencing a Qualifying Termination and before he or she receives such Separation Benefits, all rights of the Participant hereunder shall inure to the benefit of and be enforceable by the Participant’s legal representatives, executors, successors, heirs and legatees.
7.7.Unfunded Plan Status; Establishment of Rabbi Trust. All payments pursuant to the Plan shall be made from the general funds of the Company. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company shall establish a trust to pay amounts that may become payable pursuant to the Plan, which trust shall be subject to the claims of the general creditors of the Company in the event of its bankruptcy or insolvency. The full value of the Separation Benefits that may become payable to each Participant (calculated as of the Change in Control) shall be contributed to such trust within five (5) business days of the Change in Control. Notwithstanding any establishment of such a trust, the Company shall remain responsible for the payment of any amounts so payable that are not paid by such trust. Further, unless written approval has been provided by all Participants and beneficiaries entitled to payment of benefits under the terms of the Plan, after the establishment and funding of such trust, the Company will have no right or power to amend or terminate the trust, direct the trustee of such trust to return to the Company or to divert trust assets for purposes other than those specified under this Plan before the later to occur of (a) the date all payments of benefits have been made to Plan participants and/or their beneficiaries pursuant to the terms of the Plan, and (b) the end the Protected Period. The Company’s obligation to fund the trust shall be suspended during any period when such funding would result in the imposition of taxes on the Participants under Section 409A.
7.8.Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.9.Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.
7.10.Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Affiliates or under any plan maintained by the Company or any of its Affiliates in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or any other severance plan maintained by the Company for its management personnel. This Plan supersedes and replaces the Executive Change in Control Severance Plan adopted by the Company effective February 1, 2004, as amended and restated December 2, 2008.
7.11.Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records), provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary.
7.12.Withholding. The Participant agrees that the Company has the right to withhold, from the amounts payable pursuant to this Plan, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Plan.

FREEPORT-McMoRan INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

APPENDIX A: DEFINITIONS

    As used in the Plan, the following definitions shall apply:

“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the consent of any affected Participant, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

“Average Bonus” shall mean the average of the annual incentive awards paid to the Participant for the three full fiscal years immediately preceding the date of the Change in Control or, if a higher amount results, the Termination Date; provided, however:

(a)    If the Participant has been employed less than three full fiscal years, the Average Bonus shall be the average of such lesser number of years that the Participant has received an annual incentive award under a Company or Affiliate annual incentive program, provided that for purposes of calculating such average, an annual incentive award for a prior fiscal year that was reduced pro rata because the Participant was not an employee for the full fiscal year shall be annualized; and

(b)     If the Participant has not previously received an annual incentive award, the Average Bonus will equal the bonus amount set forth in any offer letter and if no bonus amount is specified in an offer letter the Average Bonus will equal the Participant’s Base Salary.

“Base Salary” shall mean a Participant’s annualized base rate of pay at the time of the Participant’s termination of employment (excluding all bonuses, overseas premiums, employer paid portion of employee benefits, deferred compensation, and all other fringe benefits, but before the withholding of payroll taxes and insurance premiums); provided, however, that for purposes of calculating the Severance Payment of a Participant pursuant to Section 4.2(b), “Base Salary” shall not be less than the Participant’s Base Salary in effect immediately preceding the Change in Control and shall be determined without regard to any reduction that would provide the Participant a basis to terminate employment for Good Reason.

“Benefit Continuation Period” shall mean the earliest of (a) the end of the eighteen (18)-month period following the Termination Date, (b) the date on which the Participant becomes eligible to receive substantially similar benefits from another employer, and (c) the date the Participant is no longer eligible for COBRA continuation coverage, if applicable.

“Board” shall mean the Board of Directors of the Company, and, following a Change in Control, if the Company is not the ultimate parent entity of the Company and is not publicly traded, the board of directors (or, for a non-corporate entity, equivalent governing body) of the ultimate parent of the Company.

“Cause” shall mean:

(a)The Participant’s willful and continued failure to perform substantially the Participant’s duties with the Company or its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board, which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties;
(b)The final conviction of the Participant or an entering of a guilty plea or a plea of no contest by the Participant to a felony; or
(c)The Participant’s gross negligence or willful misconduct that is materially injurious to the Company, including its reputation or business.
For purposes of this provision, no act or failure to act, on the part of the Participant, will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company and its Affiliates shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Affiliates. Termination of a Participant’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board (after reasonable written notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that the Participant has engaged in the conduct described in any of (a)-(c) above.

“Change in Control” shall have the meaning set forth in the Company’s 2016 Stock Incentive Plan, as such plan may be amended, or any stock incentive plan that is a successor or substitute thereof; provided that if a Participant experiences a Qualifying Termination during the Pre-CIC Period, such Change in Control must also constitute a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), to the extent necessary to avoid the imposition of taxes under Section 409A.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance issued thereunder, including any issued after the Effective Date.

“Committee” shall mean the Compensation Committee of the Board or any committee thereof duly authorized by the Board to administer the Plan. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the administrator.

“Company” shall mean Freeport-McMoRan Inc., and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company. For the avoidance of doubt, following a Change in Control, all references to the “Company” shall refer to the post-transaction company.

“Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code, unless the Participant is covered by a long-term disability plan maintained by the Company or an Affiliate at the time of the Participant’s termination of employment, in which case the determination of disability under such plan will also be considered “Disability” for purposes of this Plan.

“Effective Date” shall mean May 5, 2020.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Executive Officer” shall mean an officer of the Company designated as an “executive officer” in accordance with Rule 13b-7 under the Securities Exchange Act of 1934.

“Good Reason” shall mean the occurrence of any of the following during the Protected Period following a Change in Control (it being understood that a Participant’s voluntary termination prior to a Change in Control will not support a claim for Good Reason termination):

(a)Any material diminution of or failure of the Company or its Affiliates to provide the Participant with the title, position, authority, duties and responsibilities that are in each case at least commensurate in all material respects with the most significant of those held or exercised by and/or assigned to the Participant at any time during the one-year period preceding the Change in Control;
(b)The assignment to the Participant of any duties inconsistent in any material respect with the Participant’s most significant position (including offices, titles and reporting requirements), authority, duties or responsibilities held or exercised by and/or assigned to the Participant at any time during the one-year period preceding the Change in Control;
(c)A material diminution in the authorities, duties or responsibilities of the person to whom the Participant is required to report, including a requirement that the Participant report to an officer or employee if the Participant previously reported directly to the Board;
(d)Failure of the Company or its Affiliates to provide the Participant with the total pay opportunity (including, in the aggregate, Base Salary, target bonus opportunity and long-term incentive opportunity, if applicable, and insurance and other employee benefits) at least commensurate with the highest total pay opportunity available to the Participant within the one-year period preceding the Change in Control, unless such failure is the result of an across-the-board reduction applicable to all Company executives (which includes, for the avoidance of doubt, similarly situated executives of the acquiring company) of less than 10%;
(e)Any failure by the Company or its Affiliates to comply with any of the provisions of this Plan, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt of written notice thereof from the Participant to the Company;
(f)Relocation of the Participant’s principal office to a location more than 50 miles from his or her current office location, provided such relocation results in an increase in the Participant’s commute;
(g)The Company or its Affiliates requiring the Participant to travel on business to a substantially greater extent than required immediately prior to the Change in Control; or
(h)Any failure by the Company to require a successor to assume its obligations hereunder in compliance with Section 7.2 of the Plan.
Notwithstanding the foregoing, Participant shall not have the right to terminate Participant's employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right, or if later, within 30 days after the Change in Control, Participant provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Participant must terminate Participant's employment with the Company within a reasonable period of time, not to exceed thirty (30) days, following the end of the Cure Period.

“Level One Executive(s)” shall mean the Chief Executive Officer of the Company and any other Executive Officer designated on Appendix B, as it may be amended from time to time by the Committee in accordance with Article V, as a “Level One Executive” for purposes of the Plan.

“Level Two Executive(s)” shall mean any Executive Officer or other officer of the Company designated on Appendix B, as it may be amended from time to time by the Committee in accordance with Article V, as a “Level Two Executive” for purposes of the Plan.

“Level Three Executive(s)” shall mean any officer of the Company designated on Appendix B, as it may be amended from time to time in accordance with Article V, as a “Level Three Executive” for purposes of the Plan. Executive Officers may not be Level Three Executives.

“Participant” shall mean an individual designated on Appendix B, as it may be amended from time to time in accordance with Article V.

“Person” shall mean a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security.

“Plan Administrator” shall have the meaning provided in Section 6.1.

The “Protected Period” shall begin on the date of a Change in Control and shall end on the second anniversary of the Change in Control. The Protected Period shall also include any period preceding the Change in Control beginning on either the date (A) the Company signs the letter of intent or agreement with respect to the transaction that results in the Change in Control, or (B) a public announcement is made of the proposed transaction that results in the Change in Control (such period being the “Pre-CIC Period”).

“Qualifying Termination” shall mean a termination of employment of a Participant under the circumstances described in Section 4.1.

“Section 409A” shall mean Section 409A of the Code.

“Separation Benefits” shall have the meaning set forth in Section 4.3.

“Separation from Service” shall mean a termination of employment in such a manner as to constitute a “separation from service” as defined under Treasury Regulations Section 1.409A-1(h), for any reason other than death.

“Termination Date” shall mean, if (a) Participant’s termination of employment is (a) by the Company for any reason other than Cause, death or Disability, the date of delivery of the notice of termination or any later date specified in the notice of termination, which date will not be more than 30 days after the giving of the notice, or (b) by the Participant for Good Reason, the date of delivery of the notice of termination or any later date specified in the notice of termination, which date will not be more than 30 days after the giving of the notice; provided in all cases that such termination of employment constitutes a Separation from Service.

FREEPORT-McMoRan INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

APPENDIX B: PLAN PARTICIPANTS
(as of March 1, 2022)

[Personal information intentionally omitted pursuant to Item 601(a)(6) of Regulation S-K]

Level One Executives
Name	Title

Level Two Executives
Name	Title

Level Three Executives
Name	Title

    B-1

FREEPORT-McMoRan INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

APPENDIX C: FORM OF SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Release”) is granted effective as of the date signed below by ________ (“Executive”) in favor of __________ (the “Company”), successor in interest to Freeport-McMoRan Inc. pursuant to __________ [INSERT DESCRIPTION OF TRANSACTION]. Capitalized terms not defined in this Release are as defined in the Freeport-McMoRan Inc. Executive Change in Control Severance Plan (the “Plan”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Plan, with respect to which this Release is an integral part. Executive agrees as follows:
1.General Release. Executive, individually and on behalf of Executive’s successors, assigns, attorneys, and all those entitled to assert Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company and its affiliates and Executive and/or the termination of such relationship. It is understood and agreed that this Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, and/or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims arising or alleged to arise under any federal, state or municipal statute, law or regulation, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, or the Fair Labor Standards Act; Claims for statutory or common law wrongful discharge or termination in violation of public policy; Claims for breach of contract, express or implied, promissory estoppel, fraud, misrepresentation, interference with contract or prospective economic advantage, or unfair business practices; Claims for defamation, libel or slander; Claims for intentional or negligent infliction of emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any Claims arising under the Employee Retirement Income Security Act; Claims for attorney’s fees, expenses and costs; or Claims under any other applicable federal, state or local law or legal concept.
2.Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing General Release, Executive agrees that by executing this Release, [he/she] has released and waived any and all Claims he has or may have as of the date of this Release under the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. Executive acknowledges and agrees that Executive has been, and hereby is, advised by Company to consult with an attorney prior to executing this Release; that the consideration Executive receives for this Release is in addition to anything of value to which Executive is already entitled in the absence of accepting this Release; and that Company has offered Executive the opportunity, before executing this Release, to consider this Release for a period of up to twenty-one (21) calendar days. It is further understood that Executive may revoke [his/her] acceptance of this Release at any time within seven (7) calendar days following the date of [his/her] execution of this Release and, therefore, that this Release is not effective and none of the consideration for this Release shall be provided to Executive until after the seven (7) calendar day revocation period has expired without Executive having exercised [his/her] right to revoke, subject to any further delay imposed by the Plan.

3.Release of Unknown Claims. Executive understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release. Executive fully understand that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by Executive to be true at the time of the execution of this Release, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.
4.Limited Exceptions to Release. The only exceptions to this Release of Claims are with respect to (1) such Claims as may arise after the date this Release is executed; (2) any indemnification obligations to Executive under Company’s bylaws, certificate of incorporation, law or otherwise; (3) Executive’s vested rights under the terms of employee benefit plans sponsored by the Company; (4) applicable Workers’ Compensation benefits for occupational injuries or illnesses; (5) the right to file a claim for unemployment benefits under state law; and (6) any rights which by law may not be released by private agreement, including Executive’s right to file, participate in or cooperate with an administrative proceeding with or by the United States Equal Employment Opportunity Commission or any other government agency, provided, however, that he expressly waives [his/her] right to claim, receive, or accept any monies, damages or other individual relief awarded as a result of any charge of discrimination or lawsuit which may be filed by [him/her] or anyone acting on [his/her] behalf.
5.Knowing and Voluntary Nature of Release. Executive expressly acknowledges that Executive has read and understands each and every provision of this Release and the Plan, which is incorporated herein by reference; that [he/she] has executed this Release voluntarily, without any duress or undue influence on the part or on behalf of Company or any third party, with the full intent of releasing all Claims against Company and all other Released Parties. Executive is fully aware of the legal and binding effect of this Release.
6.Post-Termination Obligations and Covenants
(a)Confidential Information.
(i)Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of the Plan). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. If Executive fails to maintain such confidentiality, then the Company may offset the damages of such breach, as determined solely by the Company, against the Separation Benefits. Executive acknowledges that any such offset of payments would be an exercise of the Company’s right to offset its performance hereunder upon Executive’s breach of [his/her] confidentiality obligation; such offset of payments would not constitute, and shall not be characterized as, the imposition of liquidated damages.
(ii)“Confidential Information” shall mean any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.
(b)Non-disparagement. Executive agrees and covenants that the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or directors now or in the future. This Section does not in any way restrict or impede Executive from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to [INSERT NAME, TITLE, PHYSICAL ADDRESS, FAX #, AND EMAIL ADDRESS OF COMPANY PERSON DESIGNATED].
(c)Cooperation. The parties agree that certain matters in which Executive has been involved during Executive’s employment may need Executive’s cooperation with the Company in the future. Accordingly, for a period of [number of days or months] after the Termination Date, to the extent reasonably requested by the Company, Executive shall cooperate with the Company regarding matters arising out of or related to Executive’s service to the Company, provided that the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with this cooperation and, to the extent that Executive is required to spend [substantial time/more than [NUMBER OF HOURS OR DAYS]] on such matters, the Company shall compensate Executive at an hourly rate [based on Executive’s base salary on the Termination Date/of $[AMOUNT] per hour].
(d)Covenant Not to Sue. Executive agrees and covenants not to sue Company or any other of the Released Parties in any local, state or federal court or any other court or tribunal for any Claims released by this Release.
7.Non-Admission. The benefits provided under the Plan are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.
8.Acceptance and Revocation Period. As provided in the Plan, to receive the Separation Benefits under the Plan, Executive must sign and return this Release to [INSERT NAME, TITLE, PHYSICAL ADDRESS, FAX #, AND EMAIL ADDRESS OF COMPANY PERSON DESIGNATED TO RECEIVE EXECUTIVE’S RELEASE] by no later than 5:30 p.m. Central Standard Time on the 21st calendar day following the date Executive received this Release. In the event Executive signs and returns this Release prior to the expiration of such 21-day period, Executive waives [his/her] right to review and consider the Release for the remainder of such 21-day period. In the event Executive fails to sign and return this Release within such 21-day period, the Separation Benefits provided under the Plan no longer will be available to Executive. In the event Executive elects to exercise [his/her] right to revoke

[his/her] acceptance of this Release, Executive’s written revocation must be delivered in person or by fax or email to [INSERT NAME, TITLE, PHYSICAL ADDRESS, FAX #, AND EMAIL ADDRESS OF COMPANY PERSON DESIGNATED TO RECEIVE EXECUTIVE’S NOTICE OF REVOCATION] by no later than 5:30 p.m. Central Standard Time on the 7th calendar day following the date of Executive’s acceptance of this Release, and in such event, none of the Separation Benefits described in the Plan will be provided to Executive. In the event Executive does not exercise [his/her] right to revoke [his/her] acceptance of this Release within the seven (7) day revocation period, this Release shall be final and binding on Executive and Company and fully enforceable by either of them.
9.Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of [INSERT STATE]. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
10.Complete Agreement. This Release and the Plan set forth the entire understanding and agreement between Executive and Company concerning the subject matter of this Release and supersede and invalidate any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.
    I have read and understood this Release (including the Plan, which is incorporated by reference), and I hereby AGREE TO and ACCEPT its terms and conditions.

[Executive’s Name]

Executive’s Signature Date

    C-4